Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended June 30, 2013

HIGHLIGHTS

•	Non-GAAP revenue of $208 million, up 30% over last year and up 5% excluding ORCC

•	Q2 operating free cash flow of $22 million, up from a negative $4 million last year

•	Achieved major milestone with the launch of Universal Payments Platform (UPP) 3.0

•	Increasing share repurchase authorization by $100 million

•	Planning for potential long-term debt issuance to provide financial flexibility

•	Updating full year 2013 guidance

NAPLES, FLA — August 7, 2013 — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended June 30, 2013. Management will host a conference call at 8:30 am EDT to discuss these results as well as 2013 guidance. Interested persons may access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors or use the following numbers for dial in participation: US/Canada: (866) 914-7436, International/Local: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 20058556. There will be a replay available for two weeks on (855) 859-2056 for US/Canada Dial-In and +1 (404) 537- 3406 for International/Local Dial-In participants.

“ACI’s Q2 results were within our guidance range,” commented Phil Heasley, ACI President and CEO. “Regarding Online Resources, the acquisition is performing as, or better than, expected and we are well into our second phase of integration. Most importantly, our organic sales bookings pipeline (excluding ORCC) is looking stronger than originally anticipated and we now expect total net new bookings growth for the full year 2013 to be in the mid-teens percentage range. This is due in part to the prospects from our recently delivered Universal Payments Platform (UPP) version 3.0 that delivers the industry’s only complete end-to-end, highly differentiated payments solution. Lastly, we are contemplating the issuance of long-term debt to improve our financial flexibility and capital structure. In anticipation of that, we are announcing a $100 million increase to our stock repurchase authorization. 2013 remains a watershed year, from which we will emerge more profitable, faster growing and stronger in our competitive position.”

FINANCIAL SUMMARY

Financial Results for Q2

Q2 non-GAAP revenue of $208 million grew 30%, or $48 million, from last year’s quarter. After adjusting for Online Resources’ $38 million contribution, organic revenue grew 5% in the quarter. Monthly recurring revenue grew to $148 million, up $43 million, and represented 72% of total revenue in the quarter. Excluding Online Resources, recurring revenue grew 5% from Q2 2012.

New sales bookings, net of term extensions (SNET), excluding the contribution from Online Resources, were flat compared to last year’s Q2. Online Resources’ SNET grew $6 million, or 55% in the second quarter from Q2 2012. Our 12 month backlog increased to $746 million, up $6 million, while our 60 month backlog increased to $3.08 billion, up $37 million, during the quarter (both adjusted for foreign currency fluctuations).

Q2 non-GAAP operating income was $17 million versus $9 million last year. Consolidated GAAP operating income was $12 million for the quarter, versus a loss of $8 million last year. Adjusted EBITDA of $38 million was $12 million above last year’s $26 million. Non-GAAP net income was $6 million, or $0.14 per diluted share, in Q2 2013, versus non-GAAP net income of $7 million, or $0.16 per diluted share last year. GAAP net income was $2 million, or $0.05 per diluted share, versus a GAAP net loss of $5 million, or $(0.12) per diluted share in Q2 2012.

We ended the second quarter with $108 million in cash on hand. Operating free cash flow (“OFCF”) for the quarter was $22 million, up from a negative $4 million in Q2 of last year. The quarter finished with a debt balance of $661 million, down $9 million from last quarter. Furthermore, as of August 7th, we have repurchased approximately $18 million of our stock.

ORCC Acquisition Update

With regards to the Online Resources transaction, the newly acquired company is growing as planned and our integration is now into Phase 2. As part of that plan, we are consolidating facilities and datacenters, as well as rationalizing certain low margin community financial online banking contracts. While Phase 2 will not be complete until early 2015, we expect to achieve an incremental $7 million in cost savings, representing total acquisition cost synergies of $27 million.

Long-term Financing and Increasing Share Repurchase Authorization

In an effort to improve our long-term financial flexibility and capital structure in a historically low interest rate environment, ACI is planning a potential issuance of long-term debt. The terms, timing, and ability to complete such an offering depend on many factors, including market conditions. If pursued, proceeds from this offering could be used to pay outstanding amounts under our existing credit facility and to strengthen our balance sheet.

In addition, ACI’s Board of Directors has authorized an increase to its Share Repurchase Program of $100 million. Including this increase, ACI has approximately $165 million of remaining share repurchase authority. Year-to-date as of August 7, 2013, ACI has repurchased 394,000 shares, for a total of $18 million.

Updated Outlook

We are lowering our full year FY 2013 non-GAAP revenue guidance by 3% to a new range of $865 to $885 million due in part to certain online banking implementations that are requiring more resources and time than initially planned. We have completed a thorough review of these projects and expect the impact to be largely confined to 2013, with no significant impact in 2014 and beyond. Additionally, while we expect full year 2013 new sales bookings to increase organically (excluding ORCC) in the mid teens from last year’s results, an increase from our prior expectations, the timing of these bookings is expected to occur later in the year, which will impact sales-to-revenue conversion, also negatively impacting 2013 revenues. Given the reduction in revenue, offset by expense management, we are revising our non-GAAP operating income and adjusted EBITDA ranges downward by $5 million and $10 million, respectively. Our updated non-GAAP operating income range is $165 to $175 million compared to prior guidance of $170 to $180 million and our adjusted EBITDA range is $256 to $266 million compared with $266 to $276 million previously.

End-

About ACI Worldwide

ACI Worldwide powers electronic payments and banking for more than 1,750 financial institutions, retailers and processors around the world. ACI software enables $13 trillion in payments each day, processing transactions for more than 250 of the leading global retailers, and 18 of the world’s 20 largest banks. Through our integrated suite of software products and hosted services, we deliver a broad range of solutions for payments processing, card and merchant management, online banking, mobile, branch and voice banking, fraud detection, and trade finance. To learn more about ACI and the reasons why our solutions are trusted globally, please visit www.aciworldwide.com or on Twitter @ACI_Worldwide.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries and expenses related to the acquisition of S1 and Online Resources, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•

Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•

Non-GAAP operating income: operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and acquisition related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•

Adjusted EBITDA: net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and acquisition related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus net after-tax payments associated with employee-related actions and facility disclosures, net after-tax payments associated with acquisition related transaction costs, net after-tax payments associated with IBM IT outsourcing transition and termination, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations with respect to the Online Resources acquisition and the performance of that business; (ii) our organic sales bookings pipeline; (iii) prospects from UPP; (iv) expectations regarding a potential issuance of long-term debt; (v) expectations regarding 2013 financial guidance related to revenue, operating income and adjusted EBITDA; (vi) expectations that we will emerge from 2013 more profitable, faster growing and stronger; (vii) the impact of online banking implementations and their resource requirements; and (viii) expectations regarding 2013 new sales bookings.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, increased competition, the performance of our strategic product, BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with Online Resources, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	June 30, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$107,741	$76,329
Billed receivables, net of allowances of $10,035 and $8,117, respectively	165,450	176,313
Accrued receivables	37,038	41,008
Deferred income taxes, net	69,974	34,342
Recoverable income taxes	3,974	5,572
Prepaid expenses	19,305	16,746
Other current assets	14,433	5,816

Total current assets	417,915	356,126

Property and equipment, net	47,862	41,286
Software, net	177,836	129,314
Goodwill	625,990	501,141
Other intangible assets, net	193,814	127,900
Deferred income taxes, net	31,029	63,370
Other noncurrent assets	39,278	31,749

TOTAL ASSETS	$1,533,724	$1,250,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$43,691	$33,926
Accrued employee compensation	37,047	35,194
Current portion of term credit facility	56,250	17,500
Deferred revenue	149,319	139,863
Income taxes payable	3,590	3,542
Deferred income taxes, net	214	174
Accrued and other current liabilities	31,398	36,400

Total current liabilities	321,509	266,599

Noncurrent liabilities
Deferred revenue	59,799	51,519
Note payable under term credit facility	416,875	168,750
Note payable under revolving credit facility	188,000	188,000
Deferred income taxes, net	12,952	14,940
Other noncurrent liabilities	26,170	26,721

Total liabilities	1,025,305	716,529

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2013 and December 31, 2012	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 46,606,796 shares issued at June 30, 2013 and December 31, 2012	232	232
Treasury stock, at cost, 7,038,613 and 7,159,023 shares at June 30, 2013 and December 31, 2012, respectively	(192,778)	(186,784)
Additional paid-in capital	535,167	534,953
Retained earnings	199,702	199,987
Accumulated other comprehensive loss	(33,904)	(14,031)

Total stockholders’ equity	508,419	534,357

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,533,724	$1,250,886

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,
	2013	2012
Revenues:
Software license fees	$53,714	$36,645
Maintenance fees	57,830	49,359
Services	26,964	33,888
Software hosting fees	67,322	29,905

Total revenues	205,830	149,797

Expenses:
Cost of software license fees (1)	6,169	5,818
Cost of maintenance, services, and hosting fees (1)	82,573	55,715
Research and development	38,391	35,027
Selling and marketing	27,538	23,178
General and administrative	26,147	28,236
Depreciation and amortization	13,490	9,681

Total expenses	194,308	157,655

Operating income (loss)	11,522	(7,858)

Other income (expense):
Interest income	211	234
Interest expense	(6,053)	(2,875)
Other, net	(1,519)	(347)

Total other expense	(7,361)	(2,988)

Income (loss) before income taxes	4,161	(10,846)
Income tax expense (benefit)	2,280	(6,195)

Net income (loss)	$1,881	$(4,651)

Income (loss) per share information
Weighted average shares outstanding
Basic	39,835	39,263
Diluted	40,501	39,263

Income (loss) per share
Basic	$0.05	$(0.12)
Diluted	$0.05	$(0.12)

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$1,881	$(4,651)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	4,200	3,456
Amortization	12,720	9,682
Provision for doubtful accounts receivable	1,399	346
Deferred income taxes	(680)	(6,242)
Stock-based compensation expense	3,774	3,468
Excess tax benefit of stock options exercised	(373)	(892)
Other	1,633	784
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	(8,643)	(15,630)
Other current and noncurrent assets	2,486	4,753
Accounts payable	(1,516)	3,715
Accrued employee compensation	4,269	556
Accrued liabilities	(3,650)	(3,097)
Current income taxes	(498)	(1,222)
Deferred revenue	5,799	(57)
Other current and noncurrent liabilities	(97)	(422)

Net cash flows from operating activities	22,704	(5,453)

Cash flows from investing activities:
Purchases of property and equipment	(2,809)	(2,076)
Purchases of software and distribution rights	(1,814)	(1,396)
Acquisition of businesses, net of cash acquired	—	(4,432)
Other	—	(1,046)

Net cash flows from investing activities	(4,623)	(8,950)

Cash flows from financing activities:
Proceeds from issuance of common stock	463	352
Proceeds from exercises of stock options	1,719	9,407
Excess tax benefit of stock options exercised	373	892
Repurchases of common stock	(12,068)	(37,823)
Repurchase of restricted stock and performance shares for tax withholdings	(54)	(127)
Repayment of term portion of credit agreement	(9,375)	(3,125)
Payments for debt issuance costs	(264)	—
Payments on debt and capital leases	(3,379)	(3,782)

Net cash flows from financing activities	(22,585)	(34,206)

Effect of exchange rate fluctuations on cash	(239)	(2,855)

Net increase in cash and cash equivalents	(4,743)	(51,464)
Cash and cash equivalents, beginning of period	112,484	201,080

Cash and cash equivalents, end of period	$107,741	$149,616

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED June 30,
Selected Non-GAAP Financial Data	2013 GAAP	Adj	2013 Non-GAAP	2012 GAAP	Adj	2012 Non-GAAP	$ Diff	% Diff
Total revenues (2)	$205,830	$2,001	$207,831	$149,797	$9,644	$159,441	$48,390	30%
Total expenses (3)	194,308	(3,922)	190,386	157,655	(7,588)	150,067	40,319	27%
Operating income (loss)	11,522	5,923	17,445	(7,858)	17,232	9,374	8,071	86%
Income (loss) before income taxes	4,161	5,923	10,084	(10,846)	17,232	6,386	3,698	58%
Income tax expense (4)	2,280	2,073	4,353	(6,195)	6,031	(164)	4,517	-2758%

Net income (loss)	$1,881	$3,850	$5,731	$(4,651)	$11,201	$6,550	$(819)	-13%

Depreciation	4,200	—	4,200	3,456	—	3,456	744	22%
Amortization - acquisition related intangibles	4,803	—	4,803	3,215	—	3,215	1,588	49%
Amortization - acquisition related software	4,507	—	4,507	3,228	—	3,228	1,279	40%
Amortization - other	3,410	—	3,410	3,238	—	3,238	172	5%
Stock-based compensation	3,774	—	3,774	3,468	(276)	3,192	582	18%

Adjusted EBITDA	$32,216	$5,923	$38,139	$8,747	$16,956	$25,703	$12,436	48%

Earnings (loss) per share information
Weighted average shares outstanding
Basic	39,835	39,835	39,835	39,263	39,263	39,263
Diluted	40,501	40,501	40,501	39,263	40,839	40,839

Earnings (loss) per share
Basic	$0.05	$0.10	$0.14	$(0.12)	$0.29	$0.17	$(0.02)	-14%
Diluted	$0.05	$0.10	$0.14	$(0.12)	$0.27	$0.16	$(0.02)	-12%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for deferred revenue that would have been recognized in the normal course of business by S1 and ORCC but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for acquisition related transactions, including, $2.4 million for employee related actions and $1.5 million for professional and other fees in 2013 and $3.6 million for employee related actions, $3.1 million for termination of the IBM IT outsourcing agreement and $0.9 million for other professional fees in 2012.
(4)	Adjustments tax effected at 35%.

	Quarter Ended June 30,
Reconciliation of Operating Free Cash Flow (millions)	2013	2012
Net cash provided (used) by operating activities	$22.7	$(5.5)
Net after-tax payments associated with employee-related actions (5)	2.1	3.9
Net after-tax payments associated with lease terminations (5)	0.2	—
Net after-tax payments associated with one-time transaction related expenses (5)	1.4	1.1
Net after-tax payments associated with IBM IT Outsourcing Transition (5)	—	0.2
Less capital expenditures	(4.6)	(3.5)

Operating Free Cash Flow	$21.8	$(3.8)

(5)	Amounts are tax effected at 35%.